EXHIBIT 10.28
Fiscal 2007 Salaries of Digene Corporation Executive Officers
Set forth below are the fiscal 2007 salaries of the executive officers of Digene Corporation:

Salary for
Name and Title	Fiscal 2007
Evan Jones Chief Executive Officer and Chairman of the Board	$484,300

Charles M. Fleischman President, Chief Operating Officer and Chief Financial Officer	$418,500

Robert McG. Lilley Senior Vice President, Global Sales and Marketing	$389,555

Attila T. Lorincz, Ph.D. Senior Vice President and Chief Scientific Officer	$326,800

Vincent J. Napoleon Senior Vice President, General Counsel and Secretary	$270,400

Belinda O. Patrick Senior Vice President, Manufacturing Operations	$257,000

Joseph P. Slattery Senior Vice President, Finance and Information Systems	$251,300

C. Douglas White Senior Vice President Sales and Marketing — Americas and Asia Pacific	$265,900

Donna Marie Seyfried Vice President, Business Development	$261,500